UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934

                             (Amendment No.   2  )*


                                  GENVEC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37246C109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                        Jeffrey B. Steinberg
                                        HealthCare Ventures LLC
                                        44 Nassau Street
                                        Princeton, New Jersey 08542
                                        (609) 430-3900
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 21, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 37246C109                  13D                     Page  1 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures II, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    4,887,912
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    4,887,912
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        4,887,912
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        9.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  2 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners II, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    4,887,912
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    4,887,912
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        4,887,912
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        9.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  3 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures III, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,520,144
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    1,520,144
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,520,144
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  4 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners III, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,520,144
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    1,520,144
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,520,144
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  5 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures IV, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY         446,407
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    446,407
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        446,407
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        .9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  6 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners IV, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    446,407
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    446,407
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        446,407
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        .9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  7 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures V, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,791,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    1,791,000
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,791,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  8 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners V, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,791,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    1,791,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,791,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page  9 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures VI, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          1,791,000
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,791,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,791,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 10 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners VI, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          1,791,000
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    1,791,000
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,791,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 11 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,436,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    10,436,463

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        10,436,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        20.62%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 12 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Harold R. Werner
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,436,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    10,436,463
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        10,436,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        20.62%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 13 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William Crouse
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,436,463
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    10,436,463

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        10,436,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        20.62%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 14 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John W. Littlechild
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                 55,051
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,436,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    55,051
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    10,436,463

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        10,491,514
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        20.73%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 15 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          3,582,000
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    3,582,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        3,582,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        7.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 16 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Augustine Lawlor
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          3,582,000
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    3,582,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        3,582,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        7.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 17 of 18 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Eric Aguiar, Ph.D.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,791,000
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,791,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,791,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        3.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37246C109                  13D                     Page 18 of 18 Pages

________________________________________________________________________________
Item 1.  Security and Issuer.

                  This statement relates to the common stock, $.001 par value each ("Common Stock") of GenVec, Inc. (the "Issuer"). The address of the Issuer's principal executive office is 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.
________________________________________________________________________________
Item 2.  Identity and Background.

                  (a) The name of the reporting persons are HealthCare Ventures II, L.P. ("HCVII"), HealthCare Partners II, L.P. ("HCPII"), HealthCare Ventures III, L.P. ("HCVIII"), HealthCare Partners III, L.P. ("HCPIII"), HealthCare Ventures IV, L.P. ("HCVIV"), HealthCare Partners IV, L.P. ("HCPIV"), HealthCare Ventures V, L.P. ("HCVV"), HealthCare Partners V, L.P. ("HCPV"), HealthCare Ventures VI, L.P. ("HCVVI"), HealthCare Partners VI, L.P. ("HCPVI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and, Lawlor (HCVII, HCPII, HCVIII, HCPIII, HCVIV, HCPIV, HCVV, HCPV, HCVVI, HCPVI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and, Lawlor are hereafter sometimes hereinafter referred to as the "Reporting Persons"). A copy of their agreement in writing to file this statement on behalf of each of them is attached hereto as Exhibit A. HCVII, HCPII, HCVIII, HCPIII, HCVIV, HCPIV, HCVV, HCPV, HCVVI and HCPVI are limited partnerships organized and existing under the laws of the State of Delaware. HCPII is the General Partner of HCVII, HCPIII is the General Partner of HCVIII, HCPIV is the General Partner of HCVIV, HCPV is the General Partner of HCVV and HCPVI is the General Partner of HCVVI. Dr. Cavanaugh and Messrs Werner, Littlechild and Crouse are the general partners of HCPII, HCPIII and HCPIV. Drs. Cavanaugh and Mirabelli and, Messrs.Werner, Crouse, Littlechild and Lawlor are the general partners of HCPV and Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor are the general partners of HCPVI.

                  (b) The business address for HCVII, HCPII, HCVIII, HCPIII, HCVIV, HCPIV, HCVV, HCPV, HCVVI, HCPVI, Drs. Cavanaugh and Aguiar and, Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

__________________________________
1 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCPII, HCPIII and HCPIV, the General Partners of HCVII, HCVIII and HCVIV, respectively, the record holders of the Issuer's securities. Drs. Cavanaugh and Mirabelli and Messrs Werner, Littlechild, Crouse and Lawlor are the general partners of HCPV, the General Partner of HCVV, the record holder of the Issuer's securities. In addition to the foregoing, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor are general partners of HCPVI, the General Partner of HCVVI, the record holder of the Issuer's securities.

                  (c) Each of Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor are general partners of various venture capital investment funds. The address for Drs. Cavanaugh and Aguiar and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542 and the address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall square, Building 300, Cambridge, MA 02339.


                  (d) Not Applicable.

                  (e) Not Applicable.

                  (f) Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor are each individuals who are citizens of the United States.
________________________________________________________________________________
Item 3. Source and Amount of Funds or Other Consideration.

                  The Issuer's Common Stock which was acquired by HCVII, HCVIII and HCVIV and is being reported herein, was acquired in a merger of Diacrin, Inc. ("Diacrin") with and into the Issuer (the "Merger"). In the Merger, each share of Diacrin common stock was exchanged for 1.5292 shares of the Issuer's common stock in a tax-free transaction.

________________________________________________________________________________
Item 4.  Purpose of Transaction.

         (a) Not Applicable.

         (b) Not Applicable

         (c) Not Applicable.

         (d) Not Applicable.

         (e) Not Applicable.

         (f) Not Applicable.

         (g) Not Applicable.

         (h) Not Applicable.

         (i) Not Applicable.

         (j) Not Applicable.

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

                  (a) HCVII directly beneficially owns 4,887,912 shares of the Common Stock of the Issuer representing 9.66% of the issued and outstanding shares of the Common Stock of the Issuer. HCVIII directly beneficially owns 1,520,144 shares of the Common Stock of the Issuer representing 3.0% of the issued and outstanding shares of the Common Stock of the Issuer. HCVIV directly beneficially owns 446,407 shares of the Common Stock of the Issuer representing .9% of the issued and outstanding shares of the Common Stock of the Issuer. HCVV directly beneficially owns 1,791,000 shares of the Common Stock of the Issuer representing 3.5% of the issued and outstanding shares of Common Stock of the Issuer. HCVVI directly beneficially owns 1,791,000 shares of the Common Stock of the Issuer representing 3.5% of the issued and outstanding shares of Common Stock of the Issuer. HCPII may be deemed to indirectly beneficially own 4,887,912 shares of the Common Stock of the Issuer representing 9.66% of the issued and outstanding shares of the Common Stock of the Issuer as the General Partner of HCVII, the registered owner of the shares of Common Stock. HCPIII may be deemed to indirectly beneficially own 1,520,144 shares of the Common Stock of the Issuer representing 3.0% of the issued and outstanding shares of the Common Stock of the Issuer as the General Partner of HCVIII, the registered owner of the shares of Common Stock. HCPIV may be deemed to indirectly beneficially own 446,407 shares of the Common Stock of the Issuer representing .9% of the issued and outstanding shares of the Common Stock of the Issuer as the General Partner of HCVIV, the registered owner of the shares of Common Stock. HCPV may be deemed to indirectly beneficially own 1,791,000 shares of the Common Stock of the Issuer representing 3.5% of the issued and outstanding shares of the Common Stock of the Issuer as the General Partner of HCVV, the registered owner of the shares of Common Stock. HCPVI may be deemed to indirectly beneficially own 1,791,000 shares of the Common Stock of the Issuer representing 3.5% of the issued and outstanding shares of the Common Stock of the Issuer as the General Partner of HCVVI, the registered owner of the shares of Common Stock. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse may be deemed to indirectly beneficially own 10,436,463 shares of the Common Stock of the Issuer representing 20.62% of the issued and outstanding shares of the Common Stock of the Issuer as General Partners of each of HCPII, HCPIII, HCPIV, HCPV and HCPVI, the General Partners of HCVII, HCVIII, HCVIV, HCVV and HCVVI, respectively. In addition, Mr. Littlechild is deemed to beneficially own the 55,051 shares of the Common Stock of the Issuer representing .11% of the issued and outstanding shares of the Common Stock of the Issuer. Dr. Mirabelli and Mr. Lawlor may be deemed to indirectly beneficially own 3,582,000 shares of the Common Stock of the Issuer representing 7.1% of the issued and outstanding shares of the Common Stock of the Issuer as general partners of each of HCPV and HCPVI, the General Partners of HCVV and HCVVI, respectively. Dr. Aguiar may be deemed to indirectly beneficially own 1,791,000 shares of the Common Stock of the Issuer representing 3.5% of the issued and outstanding shares of the Common Stock of the Issuer as a general partner of HCPVI, the General Partner of HCVVI.

                  (b) HCVII and HCPII have the sole power to vote all of the 4,887,912 shares of the Common Stock of the Issuer currently owned by them. HCVIII and HCPIII have the sole power to vote all of the 1,520,144 shares of the Common Stock of the Issuer currently owned by them. HCVIV and HCPIV have the sole power to vote all of the 446,407 shares of the Common Stock of the Issuer currently owned by them. HCVV and HCPV have the sole power to vote all of the 1,791,000 shares of the Common Stock of the Issuer currently owned by them. HCVVI and HCPVI have the sole power to vote all of the 1,791,000 shares of the Common Stock of the Issuer currently owned by them. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of the 10,436,463 shares owned by HCVII, HCVIII, HCVIV, HCVV and HCVVI. Drs. Cavanaugh and Mirabelli and Messrs. Werner Crouse, Littlechild and Lawlor share the power to vote or direct the vote of the 3,582,000 shares owned by HCVV and HCVVI. Dr. Aguiar shares the power to vote or direct the vote of the 1,791,000 shares owned by HCVVI.

                  (c) On August 21, 2003, the 3,196,385 shares of Common Stock of Diacrin, Inc. ("Diacrin") owned by HCVII were converted into 4,887,912 shares of Common Stock of the Issuer. On August 22, 2003, the 994,078 shares of Common Stock of Diacrin owned by HCVIII were converted into 1,520,144 shares of Common Stock of the Issuer. On August 22, 2003, the 291,922 shares of Common Stock of Diacrin owned by HCVIV were converted into 446,407 shares of Common Stock of the Issuer.

                  (d) Not Applicable.

                  (e) Not Applicable.

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  Not Applicable.

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

                  Exhibit A - Joint Filing Agreement.

________________________________________________________________________________

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 2003                   HealthCare Ventures II, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners II, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners II, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures III, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners III, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners III, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners IV, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures V, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners V, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners V, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures VI, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners VI, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners VI, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     James H. Cavanaugh, Ph.D.

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Harold R. Werner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     William Crouse

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     John W. Littlechild

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     Christopher Mirabelli

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     Augustine Lawlor

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Eric Aguiar

                                   EXHIBIT A

                                   AGREEMENT

         JOINT FILING OF SCHEDULE 13D The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of GenVec, Inc., and affirm that this Schedule 13D is being filed on behalf of each of the undersigned.

Dated:  August 21, 2003                   HealthCare Ventures II, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners II, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners II, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures III, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners III, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners III, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners IV, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures V, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners V, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners V, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures VI, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners VI, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners VI, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     James H. Cavanaugh, Ph.D.

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Harold R. Werner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     William Crouse

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     John W. Littlechild

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     Christopher Mirabelli

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     Augustine Lawlor

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Eric Aguiar

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).